Exhibit 99.2

ROBERT HALF INTERNATIONAL INC.

EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of             , between ROBERT HALF INTERNATIONAL INC., a Delaware corporation (the “Company”), and              (“Holder”). Capitalized terms not defined herein shall have the meanings assigned to them in the Company’s Equity Incentive Plan (the “Plan”), a copy of which Holder acknowledges having received and reviewed. The Plan is incorporated by reference into this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Shares. Pursuant to the Plan, the Company hereby transfers to Holder, and Holder hereby accepts from the Company, a Restricted Stock Award consisting of              shares (the “Plan Shares”) of the Stock on the terms and conditions set forth herein and in the Plan.

2. Vesting. The Restricted Stock Award shall vest as to 25% of the amount thereof on each of              and             , unless otherwise provided by the Plan or Section 3 hereof.

3. Accelerated Vesting. Notwithstanding Section 2 hereof, the Restricted Stock Award shall Vest and/or remain outstanding as provided from time to time by any other agreement between Holder and the Company or as provided by Section 6(c) or Section 6(d) of the Plan, and in such case, the Vesting Date for any portion of the Restricted Stock Award that Vests under such circumstances shall be the date such portion of the award Vests.

4. Performance Condition. The Restricted Stock Award shall be subject to the Performance Condition specified in Section 6(h) of the Plan or the Alternative Performance Condition specified in Section 6(i) of the Plan. The Target EPS and, if applicable, the Performance Period shall be determined by the Compensation Committee of the Company as provided in the Plan.

5. Understanding of Holder Regarding Withholding Taxes. Holder hereby represents and acknowledges that (i) on each Vesting Date, Minimum Withholding Taxes become due, (ii) payment of such Minimum Withholding Taxes to the Company is the responsibility of Holder and (iii) payment of such Withholding Taxes may require a significant cash outlay by Holder.

6. Payment of Taxes. The Company shall notify the Holder or, if applicable, Holder’s estate, as to the amount of Minimum Withholding Taxes required to be withheld by the Company as a result of Vesting. Within five (5) business days of receipt of such notice, Holder shall make full payment of Minimum Withholding Taxes to the Company by check, Share Reduction or Share Delivery. In the event that such payment is not made within the specified time period, the Company shall have the right to cause such Holder’s Minimum Withholding Taxes obligation to be satisfied as specified in Section 7 of the Plan.

7. Access to Information. Holder represents, warrants and acknowledges that he has received and read the Prospectus for the Plan and the documents incorporated therein by reference.

8. Tax Advice. Holder represents, warrants and acknowledges that the Company has made no warranties or representations to Holder with respect to the income tax consequences of the transactions contemplated by this Agreement, and Holder is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court for the county in which the principal executive offices of the Company are located, or the United States District Court for the district in which the principal executive offices of the Company are located, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such action. The parties agree that service of process in any such action may be effected by delivery of the summons and complaint in a manner provided for delivery of notices set forth in Section 10.

10. Notices. All notices, communications and documents under this Agreement shall be in writing. All notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed to the Company’s principal executive office, Attention: Secretary. The current address of the Company’s principal executive office is:

Robert Half International Inc.

2884 Sand Hill Road

Menlo Park, CA 94025

Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for Holder and related to this Agreement, if not delivered by hand, shall be mailed to Holder’s last known address as shown on the Company’s books or such other address as Holder may specify by notice complying with this section. Notices, communications, and documents not delivered by hand shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received only when actually received.

11. Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

12. Damages. Holder shall be liable to the Company for all costs and damages, including incidental and consequential damages and attorneys’ fees, resulting from Holder’s breach of this Agreement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, each party shall pay its own costs and expenses including, without limitation, all attorneys’ fees.

13. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon a single instrument, and all counterparts shall be deemed an original of this Agreement.

14. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ROBERT HALF INTERNATIONAL INC.

By

Holder hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Holder

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